UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: July 15, 2013

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2013, SciClone Pharmaceuticals, Inc. (“SciClone”) announced the appointment of Wilson W. Cheung, 44, as Chief Financial Officer and Senior Vice President, Finance, effective on the date that Mr. Cheung commences employment with SciClone. Prior to joining SciClone, from 2009 to 2013, Mr. Cheung served in various positions at Velti plc, a publicly traded global mobile marketing and advertising software-as-a-service provider, including most recently as Chief Compliance Officer, Asia Pacific and previously as Chief Financial Officer. From 2004 to 2009, Mr. Cheung served as Chief Financial Officer of AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. Mr. Cheung holds a B.A. degree in Economics/Business from the University of California, Los Angeles and is a Certified Director of Corporate Governance from UCLA’s Executive Program. He is a California Certified Public Accountant (inactive).

In connection with the appointment, SciClone and Mr. Cheung entered into an Employment Agreement dated July 8, 2013 (the “Employment Agreement”) which provides for Mr. Cheung’s employment to commence on July 16, 2013. Pursuant to the terms of the Employment Agreement, Mr. Cheung will receive an annual base salary of $350,000, less applicable withholding. Mr. Cheung is eligible to receive an annual target bonus equal to 40% of his annual base salary, subject to proration for 2013, based upon achievement of annual performance targets. Subject to the approval of SciClone’s board of directors (the “Board”), Mr. Cheung will be granted two options to purchase an aggregate of 100,000 shares of SciClone’s common stock at a price per share equal to the fair market value per share of SciClone’s common stock of the first day of Mr. Cheung’s employment or the date of grant, as determined by the Board. The first option is for 50,000 shares, 25% of which vest on the first anniversary of Mr. Cheung’s employment start date and the remainder of which vest monthly over the next thirty-six months in substantially equal monthly amounts. The second option is also for 50,000 shares and will vest upon achievement of certain business objectives. Mr. Cheung will also be granted 50,000 time based restricted stock units, subject to 25% vesting at each of the one, two, three and four year anniversaries of the first day of employment or the first open trading window after such anniversary. Vesting of both options as well as the restricted stock units is subject to Mr. Cheung’s continued service. The option shares and the restricted stock units are subject to the terms and conditions of SciClone’s stock option plan.

In addition, pursuant to the terms of the Employment Agreement, SciClone will enter into an Executive Severance Agreement and Change In Control Agreement with Mr. Cheung effective upon the start of his employment. The terms of the Executive Severance Agreement provide that in the event of a termination of his employment without cause (as defined in such agreement), Mr. Cheung is entitled to severance payments equal to 12 months of his base salary, a separation bonus of 50% of the average of Mr. Cheung’s actual annual bonus paid for the two most recent fiscal years, and continuation of certain health care benefits until the earlier of one year, or Mr. Cheung’s employment by another company.

Pursuant to the Change In Control Agreement, if Mr. Cheung is involuntarily terminated within one year following a change in control (as defined in such agreement) of SciClone, he will be entitled to severance benefits substantially similar to the benefits he would receive in a termination without cause. Mr. Cheung would also receive (i) the immediate vesting of any then-unvested awards if the acquiror does not assume the awards in connection with the change in control and (ii) the extension of the exercise period for any unexercised portion of all stock held by him as of the date of such termination to be 12 months after the date of such termination. If Mr. Cheung voluntarily resigns or is terminated for cause, he will not be entitled to any severance payment or benefits under the Change In Control Agreement.

A copy of SciClone’s press release announcing Mr. Cheung’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) The following exhibits are filed herewith:

Exhibit 99.1	Press release dated July 15, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2013	SCICLONE PHARMACEUTICALS, INC.

	By:	/s/ Friehhelm Blobel
Friedhelm Blobel
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

99.1	Press release dated July 15, 2013.